Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is made by and between Shutterstock, Inc. (the “Company”), and Timothy E. Bixby (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive is a party to an Employment Agreement with the Company dated May 16, 2011 (the “Employment Agreement”), and a Severance and Change in Control Agreement with the Company dated September 22, 2012 (the “Severance Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Executive has been employed as the Company’s Chief Financial Officer;

WHEREAS, the Executive has agreed to a transition period to assist the Company in transitioning from his employment to the employment of a new Chief Financial Officer; and

WHEREAS, the Parties wish to resolve amicably the Executive’s transition and separation from the Company and establish the terms of the Executive’s severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Separation Date.  Provided the Executive signs and returns this Agreement by October 6, 2015 and does not revoke his acceptance of this Agreement, the Executive’s effective date of separation from the Company will be fifty (50) days following the date on which a new Chief Financial Officer commences employment, or such earlier date as the Company may elect (as applicable, the “Separation Date”).  The Executive will cease to serve as the Company’s Chief Financial Officer on the date that a new Chief Financial Officer commences employment, but will continue to be employed by the Company through the Separation Date and remain eligible through such date to receive his current base salary, bonus accruals, equity award vesting, and benefits (pursuant to the terms and conditions of all current applicable plans and existing award agreements).  The period between the date that this Agreement is provided to the Executive and the Separation Date will be a transition period, during which the Executive will be responsible for performing (in addition to his regular job duties, unless otherwise directed by the new Chief Financial Officer) certain transition-related duties as directed by the Company, which shall be mutually agreed upon by the Parties (collectively, the “Transition Duties”).  As of the Separation Date, all salary payments from the Company will cease and any benefits the Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise provided in this Agreement, incorporating by reference as necessary any related agreements (e.g., stock option plan).

2.              Severance Benefits.  Provided the Executive (A) executes this Agreement by October 6, 2015 and does not revoke his acceptance of this Agreement, (B) has reasonably satisfactorily performed the Transition Duties, and (C) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on the Separation Date (or, if the Separation Date occurs prior to October 6, 2015, by October 6, 2015) and does not revoke the Additional Release, the Company will provide the Executive with the following severance benefits (the “Severance Benefits”):

a.              Severance Pay.  The Company will pay to the Executive $400,000, less all applicable taxes and withholdings, as severance pay (the “Severance Pay”).  The Severance Pay will be paid in three (3) equal installments in accordance with the following schedule:  One-third (1/3) of the Severance Pay will be paid in the

Company’s first regular payroll following the eighth (8th) day after the Executive signs the Additional Release (the “Effective Date”); one-third (1/3) of the Severance Pay will be paid in the Company’s first regular payroll following the six (6) month anniversary of the Separation Date; and one-third (1/3) of the Severance Pay will be paid in the Company’s first regular payroll following the one (1) year anniversary of the Separation Date.

b.              Pro-Rated 2015 Bonus.  The Company will pay to the Executive, in the Company’s first regular payroll following the Effective Date, a lump sum pro-rated bonus payment for 2015 (the “Bonus Payment”).  The Bonus Payment shall be calculated by multiplying $272,000 (the Executive’s target bonus for the 2015 fiscal year) by a fraction, the numerator of which is the number of days from and including the first day of such fiscal year through and including the Separation Date, and the denominator of which is three-hundred and sixty-five (365).

c.               COBRA Benefits.  Should the Executive elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will, for twelve (12) months following the Separation Date, reimburse the Executive for the premium amount spent by him to obtain the same coverage levels as in effect immediately prior to the Separation Date.

d.              Equity.  Effective as of the Separation Date, all of the Executive’s unvested and outstanding equity awards that would have vested through the later of (x) October 2, 2016, and (y) the twelve (12) month anniversary of the Separation Date, shall immediately vest and become exercisable.  In addition, the Executive will have eighteen (18) months following the later of (x) the Separation Date, and (y) if the Separation Date falls within a blackout period for purposes of transactions in the Company’s stock, the day after the end of that blackout period, in which to exercise any outstanding stock options he may have; provided, however, that in no event may any equity award be exercised beyond the earlier of (x) the original maximum term of such equity award, and (y) ten (10) years from the original grant date of such equity award.

e.               Outplacement Benefits.  The Company will provide the Executive with outplacement services at a total cost to the Company not to exceed $5,000.  The Company shall select the outplacement provider and shall pay the cost for such services directly to the provider.

The Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits following the Separation Date other than as set forth in this Paragraph.  The severance payments and benefits provided for in this Paragraph 2 shall be subject to the provisions of Section 4(d) of the Severance Agreement and such provisions are hereby incorporated herein.

3.              Release.

a.              Executive Release.  In consideration of the Severance Benefits set forth in Paragraph 2, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Executive Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., N.Y. Civ.

Rights Law § 40-c et seq. (New York anti-discrimination law), N.Y. Lab. Law § 194 et seq. (New York equal pay law), N.Y. Lab. Law § 740 (New York whistleblower protection law), and N.Y. Lab. Law § 201-c (New York adoption leave law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement or the Severance Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding and further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).  Nothing in the above release affects any rights the Executive may have for indemnification under state or other law or the charter, articles, or by-laws of the Company or under any insurance policy providing directors’ and officers’

coverage, or under the Indemnification Agreement between the Executive and the Company dated September 25, 2012, which remains in full force and effect; provided, however, that (i) this Agreement does not create any additional indemnification rights for the Executive, and (ii) the Company retains any defenses it may have to such indemnification or coverage.

b.              Company Release.  The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims arising out of acts undertaken by him in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that this release does not include any claims arising out of or related to any fraudulent, criminal, or willful misconduct by the Executive.

4.              Continuing Obligations.  The Executive acknowledges and reaffirms his obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  The Executive further acknowledges and reaffirms his obligations set forth in Sections 5 and 6 of the Employment Agreement, which remain in full force and effect; provided, however, that the Executive agrees that, for purposes of Sections 5(c) and 5(d) of the Employment Agreement, the “Restrictive Period” shall hereby be deemed amended to extend until March 1, 2017.  The Executive understands and acknowledges that his eligibility to receive and/or retain the Severance Benefits set forth in Paragraph 2 is conditioned upon his adherence to his continuing obligations as described herein.

5.              Non-Disparagement.  The Executive understands and agrees that he will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.  The Company, in turn, agrees to direct its Executive Team and Board of Directors to not make any false, disparaging, derogatory or defamatory statements regarding the Executive.

6.              Continued Assistance.  The Executive agrees that after the Separation Date he will provide all reasonable cooperation to the Company, including but not limited to, providing the Company with information and assistance related to the Company’s business, financial matters, and any other areas for which the Executive was responsible during his employment with the Company.

7.              Cooperation.  To the extent permitted by law, the Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.

To the extent permitted by law, the Executive agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

8.              Communication Acknowledgment.  For the avoidance of doubt, nothing in this Agreement or the Additional Release shall prohibit the Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation.  Nothing in this Agreement or the Additional Release, however, authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

9.              Amendment; Successors.  This Agreement and the Additional Release shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto.  This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators, including any corporation with which or into which the Company may be merged or which may succeed to its asserts or business.  For the avoidance of doubt, the Executive’s death or disability shall not affect his continued eligibility (or that of his estate, as applicable) to receive the Severance Benefits, subject to the terms and conditions of this Agreement and the Additional Release.

10.       Waiver of Rights.  No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.       Validity.  Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

12.       Confidentiality.  To the extent permitted by law, the Parties agree that the contents of any negotiations and discussions resulting in this Agreement (the “Terms”), shall be maintained as confidential and shall not be disclosed to any third party; provided, however, that (a) the Parties may disclose the Terms as may be necessary and appropriate to their respective attorneys, tax advisors, insurers, financial advisors, and accountants, provided that each Party must, prior to disclosure, inform any such parties of, and obtain their agreement to be bound by, this confidentiality provision; and (b) the Company may disclose the Terms to the extent required by its business needs or otherwise as required by law, regulation or the New York Stock Exchange listing rules.

13.       Nature of Agreement.  The Executive understands and agrees that this Agreement, together with the Additional Release, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.       Acknowledgements.  The Executive acknowledges that he has been given at least twenty-

one (21) days to consider this Agreement and the Additional Release, and that the Company is hereby advising the Executive to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release.  The Executive acknowledges and agrees that the changes made to this Agreement, whether material or immaterial, have not restarted the twenty-one (21) day review period.  The Executive understands that he may revoke this Agreement and the Additional Release for a period of seven (7) days after he signs each respective agreement, and that neither agreement shall be effective or enforceable until the expiration of each respective seven (7) day revocation period.  The Executive understands and agrees that by entering into this Agreement and the Additional Release he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Executive has received consideration beyond that to which he was previously entitled.  The Executive further understands and agrees that he will not be entitled to receive the Severance Benefits if he fails to execute or revokes the Additional Release.

15.       Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause him to sign this Agreement or the Additional Release, and that he fully understands the meaning and intent of this Agreement and the Additional Release.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement and the Additional Release with an attorney.  The Executive further states and represents that he has carefully read this Agreement and the Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.       Applicable Law.  This Agreement and the Additional Release shall be governed by the laws of the State of New York without regard to conflict of laws provisions.

17.       Binding Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement or the Additional Release, their interpretation, and any of the matters therein released, shall be subject to arbitration before the American Arbitration Association, under its National Rules for the Resolution of Employment Disputes.  A copy of the rules can be found at www.adr.org.  The decision of the arbitrator shall be final, conclusive and binding on the Parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The Parties hereby agree to waive their right to have any dispute relating to enforcement or breach of the provisions of this Agreement or the Additional Release between them resolved in a court of law by a judge or jury.  The arbitration shall take place in New York City.  Notwithstanding the foregoing, and for the avoidance of doubt, any and all disputes arising out of Sections 5 or 6 of the Employment Agreement, including disputes concerning trade secrets, confidential information, intellectual property (including patents, copyrights and trademarks), non-competition restrictions and/or non-solicitation restrictions for which the Company is seeking injunctive relief or a declaration of rights and obligations, shall not be subject to this arbitration provision and claims pertaining to such disputes shall instead be brought in a court of the State of New York.

18.       Tax Acknowledgement.  In connection with the payments and consideration provided to the Executive pursuant to this Agreement and the Additional Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.  The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement.

19.       Entire Agreement.  This Agreement and the Additional Release contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Executive’s severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including the Preliminary Severance Term Sheet dated August 2, 2015, except that the Indemnification Agreement between the Executive and the Company dated September 25, 2012,  remains in full force and effect and is not superseded or cancelled in any regard, and except with regard to any provisions that are explicitly incorporated herein or the applicable stock incentive plan or equity award agreement.  Nothing in this Paragraph shall modify, cancel or supersede the Executive’s obligations set forth in Paragraph 4 above.

20.       Recital Paragraphs.  The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

21.       Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this

Agreement effective as of the date set forth below.

SHUTTERSTOCK, INC.

Date: October 5, 2015	By:	Steven Berns
Name: Steven Berns
Title: Chief Financial Officer

TIMOTHY E. BIXBY

Date: October 5, 2015	Timothy E. Bixby

Attachment A

ADDITIONAL RELEASE OF CLAIMS

1.              Release.  In consideration of the Severance Benefits set forth in the Agreement to which this Additional Release of Claims (the “Additional Release”) is attached, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Executive Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246,

and Executive Order 11141, all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), N.Y. Lab. Law § 194 et seq. (New York equal pay law), N.Y. Lab. Law § 740 (New York whistleblower protection law), and N.Y. Lab. Law § 201-c (New York adoption leave law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement or the Severance Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Additional Release prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding and further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).  Nothing in the above release affects any rights the Executive may have for indemnification under state or other law or the charter, articles, or by-laws of the Company or under any insurance policy providing directors’ and officers’ coverage, or under the Indemnification Agreement between the Executive and the Company dated September 25, 2012, which remains in full force and effect; provided, however, that (i) this Additional Release does not create any additional indemnification rights for the Executive, and (ii) the Company retains any defenses it may have to such indemnification or coverage.

2.              Return of Company Property.  The Executive confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, and any other Company property that is in the Executive’s possession or control and has left intact all electronic Company documents, including but not limited to those which the Executive developed or helped to develop during his employment. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.  The Company shall give the Executive a copy of the Executive’s contact list in an electronic format mutually agreed upon.

3.              Business Expenses and Final Compensation.  The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to him except as provided in the Agreement.

4.              Acknowledgments — The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Additional Release.  The Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  The Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.              Voluntary Assent — The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  The Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

The Executive hereby provides this Additional Release as of the current date and acknowledges that the execution of this Additional Release is in further consideration of the Severance Benefits, to which he acknowledges he would not be entitled if he did not sign this Additional Release.  The Executive intends that this Additional Release will become a binding agreement between him and the Company if he does not revoke his acceptance in seven (7) days.

TIMOTHY E. BIXBY

Date:

To be signed and returned on the Separation Date (or, if the Separation Date occurs prior to October 6, 2015, by October 6, 2015).